Exhibit 10.13
Dated 9th November, 2012

SURRENDER
of

Lease of 45 Fitzwilliam Square, Dublin 2

A & L GOODBODY

SURRENDER dated the 9th day of November 2012

BETWEEN

(1)
JAZZ PHARMACEUTICALS PLC (formerly known as Azur Pharma Limited) having its registered office at 4th Floor, Connaught House, 1 Burlington Road, Dublin 4 (hereinafter called the Tenant which expression shall where the context so admits or requires include the Tenant’s successors) of the one part; and

(2)
SEAMUS MULLIGAN of Wood O’Berries, Barrymore, Athlone, County Roscommon (hereinafter called the Landlord which expression shall where the context so admits or requires include the Landlord’s executors, administrators and assigns) of the other part

RECITALS

A.
By a Lease (hereinafter called the Lease) dated the 20th day of October 2008 and made between the Landlord of the one part and the Tenant of the other part the premises more particularly described in the First Schedule to the Lease and the Schedule hereto (the Demised Premises) were demised to the Tenant for the term of 21 years from the 20th day of October 2008 (the Leasehold Term) subject to the payment of the rents thereby reserved and to the observance and performance of the covenants on the part of the Tenant and conditions therein contained.

B.
The Tenant has requested the Landlord to accept a surrender of all its estate right title and interest in the Demised Premises comprised in and demised by the Lease free from incumbrances with effect from 31 October 2012 for the sum of $1.2 million (one million two hundred thousand dollars) which the Landlord has agreed to do.

1.	OPERATIVE PROVISIONS

1.1.
In pursuance of the agreement and in consideration of the sum of $1.2 million (one million two hundred thousand dollars) now paid by the Tenant to the Landlord (the receipt of which sum the Landlord acknowledges) the Tenant as beneficial owner assigns and surrenders the Demised Premises to the Landlord for all the unexpired residue of the Leasehold Term and all other estate, interest or rights of the Tenant in the Demised Premises whether granted by or arising from the Lease or by any deeds or documents supplemental to the Lease or otherwise TO THE INTENT that the Leasehold Term shall merge in the freehold reversion and become extinguished and the Landlord HEREBY RELEASES AND DISCHARGES the Tenant from all future claims and demands in respect of its obligations under the Leases in respect of the Demised Premises.

1.2.
The Tenant hereby acknowledges and confirms that it is the only occupier of the Demised Premises and that no other party (other than the Landlord) has any interest in the Demised Premises or an entitlement to occupy or be in possession of the Demised Premises.

1.3.
The Tenant hereby acknowledges that it has no claim for compensation against the Landlord under the provisions of the Landlord and Tenant Acts 1967 to 2005 (as amended) or otherwise, arising from any works that the Tenant may have carried out to the Demised Premises and to the extent that the Tenant has any claim, the Tenant acknowledges that the within Surrender is a full and final settlement for such a claim.

1.4.
The Landlord shall have no liability to the Tenant under or in connection with this surrender nor in relation to any related matter or claim howsoever, whenever and wherever arising and whether the claim is formulated in contract and/ or tort or by reference to any other remedy or right and in whatever jurisdiction or forum.

1.5.
The Tenant shall have no liability to the Landlord under or in connection with this surrender nor in relation to any related matter or claim howsoever, whenever and wherever arising and whether the claim is formulated in contract and/ or tort or by reference to any other remedy or right and in whatever jurisdiction or forum.

1.6.	In the event that the Tenant has created a refurbishment capital good as defined by the VAT Act, any VAT liability arising in this regard shall be the sole responsibility of the Tenant.

1.7.
It is acknowledged and agreed by the Landlord that on execution of this surrender the Landlord has no right to claim for rent arrears, service charges, outgoings, dilapidations and other amounts due to it by the Tenant up to the date of the surrender arising from the Lease and the Landlord agrees and confirm that he will not bring any claim against the Tenant for any breach of covenant or condition contained in the Lease which may have occurred prior to 31 October 2012.

CERTIFICATES

2.	IT IS HEREBY CERTIFIED as follows:-

2.1.	that Section 29 (conveyance on sale combined with building agreement for dwellinghouse/apartment) of the Stamp Duties Consolidation Act, 1999, does not apply to this instrument.

2.2.	that this instrument is a surrender of property, or of a right or interest in property, not being a surrender on a sale.

2.3.
that for the purposes of Section 29 of the Companies Act, 1990 the transaction hereby effected has been approved by a Resolution of the members of the Tenant, passed as a written resolution on 13 January 2012.

IN WITNESS whereof the parties hereto have executed this Deed in the manner following and on the day and year first herein WRITTEN

SCHEDULE
(The Demised Premises)

ALL THAT AND THOSE the entire of the building known as 45 Fitzwilliam Square, Dublin 2 and comprising an area of 4,128 square feet (383.50 square metres) excluding the basement level and including without prejudice to the generality of the foregoing:-
1.0     all the Conduits and Plant in, upon, over or under and exclusively serving the same;
2.0     all Landlord's fixtures and fittings now or hereafter in or upon the same;

3.0	all additions, alterations and improvements thereto;

but excluding the airspace above and the ground below the Demised Premises.

SIGNED and DELIVERED as a DEED
by the said SEAMUS MULLIGAN
in the presence of: Eunan Maguire

GIVEN under the Common Seal of JAZZ PHARMACEUTICALS PLC:-	/s/ Fintan Keegan
Fintan Keegan
Company Secretary

/s/ Seamus Mulligan
Seamus Mulligan
Director

/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper Executive Vice President & General Counsel JAZZ PHARMACEUTICALS PLC